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Exhibit 4.11

THE TELKOM CONDITIONAL SHARE PLAN

TABLE OF CONTENTS

1	INTERPRETATION	1
2	MAXIMUM NUMBER OF SHARES	3
3	CONDITIONAL AWARDS	3
4	VESTING	4
5	RESTRICTIONS	4
6	RIGHTS AND CAPITALISATION ISSUES, CONSOLIDATIONS, SUB-DIVISIONS, REORGANISATION AND TAKEOVER AND SCRIP DIVIDENDS	5
7	TERMINATION OF EMPLOYMENT	5
8	TAX LIABILITY	6
9	LISTING	6
10	AGREEMENT BINDING ON PARTICIPANTS	6
11	CESSION	6
12	AMENDMENT	6
13	DISPUTES	7
14	ANNUAL FINANCIAL STATEMENTS	7
15	TERMINATION	7
16	COMPLIANCE	7

THE TELKOM CONDITIONAL SHARE PLAN

        The purpose of this plan is to provide employees of the company with the opportunity to acquire an interest in the equity of the company, thereby providing such employees with a further incentive to advance the company's interests.

1  INTERPRETATION

  1.1
  In this plan, unless expressly stipulated to the contrary or unless the context clearly indicates a contrary intention, the following words and expressions shall bear the following meanings (and cognate words and expressions shall bear corresponding meanings)—

  1.1.1
  "Act"—the Companies Act 61 of 1973;

  1.1.2
  "allocation policy"—the policy pursuant to which the board determines the basis upon which annual conditional awards are to be made, which policy is to be approved by the board and which policy may be amended by the board from time to time;

  1.1.3
  "Arbitration Act"—the Arbitration Act 42 of 1965;

  1.1.4
  "auditors"—the auditors of the company for the time being;

  1.1.5
  "award date"—the date upon which the board resolves to award a conditional contract to an eligible employee;

  1.1.6
  "board"—the board of directors of the company acting either itself or through any committee constituted from time to time and appointed by it for the purposes of administering the scheme;

  1.1.7
  "company"—Telkom SA Limited (registration number 1991/005476/06);

  1.1.8
  "conditional award"—an award of a conditional contract to acquire shares made to an eligible employee pursuant to the provisions of 3.1 and 3.2;

  1.1.9
  "conditional contract"—a contract between the company and a participant which has come into existence as contemplated in 3.3;

  1.1.10
  "documents of title"—share certificates or other documents of title which reflect rights in and to shares pursuant to the provisions of the Act, the Custody and Administration of Securities Act 85 of 1992, the Rules of the Central Securities Depository (being Share Transactions Totally Electronic Limited and the requirements of the JSE);

  1.1.11
  "eligible employee"—a person eligible for participation in this plan, namely a management employee or a junior employee;

  1.1.12
  "Income Tax Act"—the Income Tax Act 58 of 1962;

  1.1.13
  "JSE"—JSE Securities Exchange South Africa;

  1.1.14
  "junior employee"—a person who is employed at a grade M6, grade M7, grade M8, OS, OP1, OP1L or OP 2 + L by the company;

  1.1.15
  "management employee"—a person who is employed at a grade M5, grade M4, grade M3, grade M2 or grade M1 level by the company;

  1.1.16
  "normal retirement"—retirement at the normal retirement age (and not an early retirement age, whether or not such early retirement is voluntary) in accordance with the rules of any pension or provident scheme or fund of the company from time to time in force of which the participant in question is a member or participant;

  1.1.17
  "participant"—an eligible employee to whom a conditional award has been made;;

  1.1.18
  "performance criteria"—the performance criteria from time to time stipulated in the allocation policy;

    1.1.19
    "plan"—The Telkom Conditional Share Plan, the terms of which are embodied in this document;

    1.1.20
    "plan period"—a period of nine calendar years commencing on the award date in respect of the first conditional award made in terms of the plan;

    1.1.21
    "provisional shares"—the maximum number of shares to be awarded provisionally in terms of a conditional contract, as contemplated in 3.1.3;

    1.1.22
    "RSA"—Republic of South Africa;

    1.1.23
    "shares"—ordinary shares in the capital of the company;

    1.1.24
    "tax"—any tax, levy, impost, duty and/or other charge or withholding of a similar nature (including income tax, stamp duty, uncertificated marketable securities tax) and "taxes" shall be constructed accordingly;

    1.1.25
    "vested shares"—shares to which a participant has become entitled pursuant to the provisions of 4 or 6.4.

  1.2
  In this plan—

  1.2.1
  clause headings are used for convenience only and shall be ignored in its interpretation;

  1.2.2
  unless the context clearly indicates a contrary intention, a word or expression which denotes—

  1.2.2.1
  any one gender shall include the other genders;

  1.2.2.2
  a natural person includes an artificial person (whether corporate or unincorporated) and vice versa;

  1.2.2.3
  the singular shall include the plural and vice versa;

  1.2.3
  words and expressions defined in the Act shall bear the meanings therein assigned to them;

  1.2.4
  any reference to a statute shall be to that statute as amended from time to time or to any substitution of such statute;

  1.2.5
  a participant who is a director of the company who retires and/or resigns on the basis that he is immediately re-elected in accordance with the articles of association of the company shall be deemed, for the purposes of this plan only, not to have terminated his employment with the company.

  1.3
  If any provision in 1.1 is a substantive provision conferring any right or imposing any obligation on anyone, effect shall be given to it as if it were a substantive provision in the body of this plan.

  1.4
  When any number of days is prescribed in this plan, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or official public holiday, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or official public holiday in the RSA.

  1.5
  The use of the word "including" followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s.

2  MAXIMUM NUMBER OF SHARES

  2.1
  Subject to 2.2 and 2.3, the prior authority of the company in general meeting shall be required if the aggregate number of shares which may be acquired under this plan is to exceed 22 281 272 shares (being 4% of the company's issued ordinary share capital as at 30 October 2003).

  2.2
  Subject to 2.3, the aggregate number of shares that may be acquired by—

  2.2.1
  management employees in terms of this plan shall not exceed 11 140 636 shares (being 2% of the company's issued ordinary share capital as at 30 October 2003);

  2.2.2
  junior employees in terms of this plan shall not exceed 11 140 636 shares (being 2% of the company's issued ordinary share capital as at 30 October 2003); and

  2.2.3
  any one participant in terms of this plan shall not exceed 278 515 shares (being 0,05% of the company's issued ordinary share capital as at 30 October 2003).

  2.3
  The number of shares (but not percentages of the company's issued ordinary share capital) referred to in 2.1 and 2.2 shall be increased or reduced in direct proportion to any increase or reduction of the ordinary shares in the company's issued share capital on any conversion, redemption, consolidation, sub-division and/or any rights or capitalisation issue of shares; provided that any adjustment as aforesaid must be certified by an independent merchant bank selected by the company (acting as experts and not as arbitrators and whose decision shall be binding) as being fair and reasonable to participants.

3      CONDITIONAL AWARDS

  3.1
  The board may, on an annual basis during the plan period and subject to the allocation policy, determine—

  3.1.1
  that conditional contracts to acquire shares should be awarded to eligible employees;

  3.1.2
  the particular eligible employees to whom such conditional contracts should be awarded;

  3.1.3
  the maximum number of shares to be awarded provisionally to each such eligible employee in terms each of such conditional contract;

  3.1.4
  the performance criteria applicable to each conditional contract to be awarded.

  3.2
  As soon as practicable after a determination is made by the board in terms of 3.1, a written notice ("conditional award notice") shall be delivered to each eligible employee to whom the board has determined that shares are to be awarded pursuant to a conditional contract. The conditional award notice shall—

  3.2.1
  be in writing;

  3.2.2
  be addressed to the eligible employee concerned;

  3.2.3
  specify the performance criteria subject to which the award of the conditional contract is made and the manner in which the number of shares referred to in 3.2.4 shall be adjusted if the performance criteria are not met (whether in whole or in part);

  3.2.4
  specify the maximum number of shares to which such eligible employee will become entitled if the performance criteria under the conditional contract are met in full or exceeded.

  3.3
  Unless an eligible employee to whom a conditional award notice has been delivered notifies the company that he does not wish to participate in the plan and to accept the benefits conferred upon him under a conditional contract, a conditional contract shall be deemed to come into existence between the employee and the company (the company dispensing with any requirement that the eligible employee concerned need take any step or do any thing for such conditional contract to come into existence). In terms of each conditional contract the eligible employee (now a participant) concerned may, on the basis described in 4 (ie subject to the performance criteria and to the vesting periods), acquire up to the maximum number of shares specified in the conditional award notice.

4      VESTING

  4.1
  Subject to 4.2, the company shall in terms of the conditional contract allot and issue and/or procure the transfer to participants of such number of shares ("relevant number of shares") as is equal to the number of provisional shares specified in the conditional award notice relating to the conditional contract in question; provided that—

  4.1.1
  in the case of a management employee, the company shall only be obliged to allot and issue and/or procure the transfer to that participant of the relevant number of shares if that participant is still in the employ of the company on the third anniversary of the award date;

  4.1.2
  in the case of a junior employee, the company shall only be obliged to allot and issue and/or procure the transfer of—

  4.1.2.1
  one-third of the relevant number of shares to that participant if that participant is still in the employ of the company on the second anniversary of the award date;

  4.1.2.2
  a further one-third of the relevant number of shares (ie two-thirds cumulatively) to that participant if that participant is still in the employ of the company on the third anniversary of the award date;

  4.1.2.3
  the remaining one-third of the relevant number of shares to that participant if that participant is still in the employ of the company on the fourth anniversary of the award date.

    Shares to be allotted and issued and/or transferred to participants pursuant to the aforegoing provisions of this 4.1 shall be vested shares, it being recorded that a participant shall not be obliged to tender (or pay) any cash consideration for such vested shares.

  4.2
  In the event that the performance criteria embodied in a conditional contract are not met (whether in whole or in part), the number of shares to be allotted and issued and/or transferred to a participant by the company under and in terms of such conditional contract shall be adjusted downwards on the basis of the performance criteria set out in the conditional award notice pertaining to such conditional contract. That is, the allotment and issue and/or transfer of shares (or any portion thereof) specified in the conditional award notice is conditional upon the performance criteria being met in whole or in part.

  4.3
  The company shall have the widest possible discretions and powers and shall be able to do all such things and sign all such documents and make all such payments (if any) as may be required to allot and issue shares and/or procure the transfer of shares to participants pursuant to the provisions of this 4.

5      RESTRICTIONS

  5.1
  For the sake of clarity and the avoidance of any doubt it is recorded that until such time as an employee becomes entitled to have shares allotted and issued and/or transferred to him (ie he has vested shares), an employee shall not receive any dividends and/or exercise any voting rights (if any) attached to the provisional shares awarded to him.

  5.2
  No participant shall be entitled to cede and/or in any other manner dispose of or encumber all or any of his provisional shares and/or any of his rights and/or interests in or to a conditional contract.

6      RIGHTS AND CAPITALISATION ISSUES, CONSOLIDATIONS, SUB-DIVISIONS, REORGANISATION AND TAKEOVER AND SCRIP DIVIDENDS

  6.1
  If any sub-division or consolidation of ordinary shares (which is hereinafter referred to as an "adjustment event") takes place, the number of provisional shares which are the subject matter of each conditional contract shall be adjusted by the board in such manner as it may deem appropriate with the objective that such adjustment should give a participant the same proportion of the equity capital on the provisional shares becoming vested shares as that to which he would have been entitled had the adjustment event not taken place.

  6.2
  If the company undertakes any rights issue and/or capitalisation issue shall be no adjustment to the number of provisional shares which are the subject matter of a conditional contract and participants shall not, accordingly, be entitled to participate in such rights issues and/or capitalisation issues.

  6.3
  Subject to 6.4, if the company, at any time before any provisional shares become vested shares—

  6.3.1
  is placed in liquidation for purposes of reorganisation; or

  6.3.2
  is party to a scheme of arrangement affecting the structure of its share capital; or

  6.3.3
  reduces its share capital (including by a share repurchase),

    such adjustments shall be made to the number of provisional shares as the board may deem appropriate with the objective that such adjustment should give a participant the ability to acquire the same proportion of the equity capital on the provisional shares becoming vested shares as that to which he would have been entitled had the event in 6.3.1, 6.3.2 or 6.3.3 not occurred.

  6.4
  If an offer is made to the shareholders of the company or a scheme of arrangement is proposed between the company and its shareholders (or any class of them), by virtue of the implementation of which control of the company actually passes from the party who had control of the company as at an award date to another company or person the conditional contract shall immediately become unconditional and take effect accordingly and, notwithstanding 4.1 and 4.2, immediately become vested shares and the company shall allot and issue and/or procure the transfer to participants of all the provisional shares on the date on which the change of control occurs. For the purposes of this 6.4 the term "control" shall have the meaning ascribed thereto in the Securities Regulation Code on Takeovers and Mergers and the Rules of the Securities Regulation Panel.

  6.5
  Any adjustment made to the rights of participants pursuant to the aforegoing provisions of this 6 must be certified by an independent merchant bank selected by the company (acting as experts and not as arbitrators and whose decision shall be binding) as being fair and reasonable to the participants concerned.

7      TERMINATION OF EMPLOYMENT

  7.1
  If the employment by the company of any participant who is a party to a conditional contract (and therefore is conditionally entitled to provisional shares) terminates—

  7.1.1
  as a result of (a) his death (other than by suicide); or (b) his retrenchment in circumstances other than where he accepts a voluntary severance package; or (c) an outsource by the company of any business/business unit; or (d) normal retirement; or (e) retirement due to ill health or permanent disability as certified by a suitably qualified medical practitioner nominated by the board, his conditional contract shall not terminate but shall remain in full force and effect in accordance with its terms, notwithstanding 4.1;

  7.1.2
  as a result of (a) his death by suicide; or (b) his retrenchment in circumstances where he accepts a voluntary severance package; or (c) his resignation (for any reason whatsoever); or (d) his lawful dismissal (on the grounds of his proven dishonest, fraudulent or grossly negligent conduct or otherwise (whether such termination occurs as a result of notice given to or by him or otherwise)); or (e) any other reason not contemplated in 7.1.1, his conditional contract shall cease to be of any further force or effect and all of his provisional shares shall automatically lapse and he shall forfeit all of his rights thereto.

  7.2
  The board may, at its discretion, treat a participant more favourably on the termination of his employment than is set out in 7.1.

8      TAX LIABILITY

  Notwithstanding any other provision of this plan, in the event that the company is obliged to (or would suffer disadvantage of any nature whatsoever if it were not to) account for and/or withhold any tax and/or other contributions of a social security nature or otherwise for which the participant would be liable by virtue of the making of a conditional award, the conclusion of a conditional contract and/or by virtue of any provisional shares becoming vested shares, the company shall be entitled to sell all or any of the participant's vested shares to service such liability and to withhold from the proceeds of such sale an amount equal to the liability of such participant.

9      LISTING

  The company shall (if they are not already listed) apply for the listing of all shares allotted and issued pursuant to this plan as soon as is reasonably possible after their issue. All shares acquired in terms of this plan shall rank pari passu with the then issued ordinary shares of the company.

10    AGREEMENT BINDING ON PARTICIPANTS

  No shares which it is proposed will be allotted and issued and/or sold to any participant will be allotted and issued and/or sold otherwise than—

  10.1
  in writing; and

  10.2
  on the terms set out in this plan and in terms of which the participant irrevocably and unconditionally undertakes to adhere to and be bound by all the terms of this plan.

11    CESSION

        No participant shall be entitled to cede any of his rights or delegate any of his obligations under this plan.

12    AMENDMENT

        It shall be competent for the board to amend any of the provisions of this plan provided that—

  12.1
  no such amendment shall affect the rights which have been granted to any participant; and

  12.2
  no such amendment affecting any of the following matters shall be competent unless it is sanctioned by the JSE and by the company in general meeting—

  12.2.1
  the eligibility of participants under this plan;

  12.2.2
  the calculation of the total number of shares which may be acquired for the purpose of or pursuant to this plan;

  12.2.3
  the maximum number of shares which may be acquired by any participant;

  12.2.4
  the voting, dividend, transfer and other rights attaching to shares.

13    DISPUTES

  13.1
  Should any dispute of any nature whatsoever arise in relation to this plan then such dispute shall, unless the parties thereto otherwise agree in writing, be referred for determination to an independent firm of chartered accountants (the "accountants"), practising in South Africa (other than the auditors), who shall be appointed by the Board for this purpose. The accountants shall, in making any determination as aforesaid, act as experts and not as arbitrators and as such the accountants shall be entitled to follow such procedures as they may deem to be appropriate. The determination of the accountants shall be final and binding on the parties and shall contain such order as to costs (if any) of the accountants believe to be appropriate.

  13.2
  In the event that the accountants fail or refuse to determine any dispute in accordance with 13.1 such dispute shall, at the instance of any party, be finally resolved in accordance with the rules of the Arbitration Foundation of Southern Africa ("AFSA") by an arbitrator or arbitrators appointed by AFSA. There shall be no right of appeal as provided for in article 22 of the aforesaid rules.

  13.3
  Each party—

  13.3.1
  expressly consents to any arbitration in terms of the aforesaid rules being conducted as a matter of urgency; and

  13.3.2
  irrevocably authorises any other party to apply, on behalf of all parties to such dispute, in writing, to the secretariat of AFSA in terms of article 23(1) of the aforesaid rules for any such arbitration to be conducted on an urgent basis.

14    ANNUAL FINANCIAL STATEMENTS

  The board shall ensure that a summary appears in the annual financial statements of the company of the number of shares in issue pursuant to this plan and any changes in such numbers during the financial year under review.

15    TERMINATION

  The board shall not allot or issue any shares in terms of this plan, after the expiry of the plan period. This plan will terminate 180 days after the expiry of the plan period.

16    COMPLIANCE

  16.1
  The company hereby undertakes to comply with and be bound by—

  16.1.1
  the provisions of section 144A of the Act; and

  16.1.2
  the Listings Requirements of the JSE insofar as they pertain to share incentive schemes.

  16.2
  Without derogating from the aforegoing, the company shall comply with all the provisions of Schedule 14 of the Listings Requirements of the JSE.

        This plan was duly adopted by a resolution of the shareholders of the company at a meeting held at                    on                    2003

N E Mtshotshisa (Chairperson)

        The company hereby undertakes to be bound by the provisions of this plan.

        Signed at                              on                     2004

for Telkom SA Limited
S E Nxasana (Chief Executive Officer) who warrants that he is duly authorised hereto

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  Exhibit 4.11
THE TELKOM CONDITIONAL SHARE PLAN